PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SG INTERESTS I, LTD., ET AL., SELLER

AND

ENERGEN RESOURCES CORPORATION, BUYER

San Juan County, New Mexico

June 28, 2004

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS;

1.1 Definitions

ARTICLE 2. TRANSFER OF THE PARTNERSHIP

2.1 Sale and Purchase

ARTICLE 3. PURCHASE PRICE

3.1 Purchase Price

3.2 Earnest Money

3.3 Allocation

3.4 Wellhead Gas Imbalances

3.5 Basis Adjustment

ARTICLE 4. DUE DILIGENCE REVIEW

4.1 Review of Records

4.2 Alleged Title Defects.

4.3 Preferential Purchase Rights and Consents.

4.4 Environmental Inspection

4.5 Alleged Environmental Conditions.

4.6 Defect Curative Procedures

ARTICLE 5. ACCOUNTING

5.1 Revenues, Expenses and Capital Expenditures

5.2 Tax Obligations

5.3 Obligations and Credits

5.4 Miscellaneous Accounting

5.5 Final Accounting Settlement

5.6 Post-Final Accounting Settlement

5.7 Accounting Standard

5.8 Audit Rights

5.9 Transition Services

ARTICLE 6. CASUALTY AND CONDEMNATION

6.1 Casualty and Condemnation

ARTICLE 7. INDEMNITIES

7.1 Opportunity for Review

ARTICLE 8. SPECIAL WARRANTY OF TITLE AND DISCLAIMERS

8.1 Special Warranty of Title

8.2 Disclaimer - Representations and Warranties

8.3 Disclaimer - Statements and Information

ARTICLE 9. SELLER'S REPRESENTATIONS AND WARRANTIES

9.1 Organization and Good Standing; Capitalization.

9.2 Authority; Authorization of Agreement

9.3 No Violations

9.4 Absence of Certain Changes

9.5 Operating Costs

9.6 Pending Proceedings

9.7 Bankruptcy

9.8 Liability for Brokers' Fees

9.9 Capital Projects

9.10 No Liens

9.11 Judgments

9.12 Records

9.13 No Violation; Compliance with Law

9.14 Forward Contracts

9.15 Material Contracts

9.16 Permits

9.17 Taxes

9.18 Personal Property

9.19 Burdens

9.20 Preferential Purchase Rights and Consents

9.21 Environmental Representations and Warranties

9.22 Imbalances

9.23 Governmental Approvals

9.24 Materiality

9.25 Benefit Plans

9.26 Employees

9.27 The Partnership.

9.28 Power of Attorney; Payment to Beneficial Owners

ARTICLE 10. BUYER'S REPRESENTATIONS AND WARRANTIES

10.1 Organization and Good Standing

10.2 Corporate Authority; Authorization of Agreement

10.3 No Violations

10.4 SEC Disclosure

10.5 Independent Evaluation

10.6 Governmental Approvals

ARTICLE 11. ADDITIONAL AGREEMENTS

11.1 Covenants of Seller and the Partnership

11.2 Notice of Loss

11.3 Subsequent Operations

11.4 Buyer's Assumption of Obligations

11.5 Records

11.6 Permitting

11.7 Interim Operations

ARTICLE 12. CONDITIONS PRECEDENT TO CLOSING

12.1 Conditions Precedent to Seller's Obligation to Close

12.2 Conditions Precedent to Buyer's Obligation to Close

12.3 Conditions Precedent to Obligation of Each Party

ARTICLE 13. TERMINATION

13.1 Grounds for Termination

13.2 Effect of Termination

13.3 Dispute over Right to Terminate

13.4 Return of Documents

13.5 Confidentiality

ARTICLE 14. THE CLOSING

14.1 Closing

14.2 Obligations of Seller at Closing

14.3 Obligations of Buyer at Closing

ARTICLE 15. MISCELLANEOUS

15.1 Notices

15.2 Conveyance Costs

15.3 Brokers' Fees

15.4 Further Assurances

15.5 Amendments and Severability

15.6 Successors and Assigns

15.7 Headings

15.8 Governing Law

15.9 No Partnership Created

15.10 Public Announcements

15.11 No Third Party Beneficiaries

15.12 Deceptive Trade Practices

15.13 Not to be Construed Against Drafter

15.14 Entire Agreement

15.15 Conspicuousness of Provisions

15.16 Arbitration.

15.17 Execution in Counterparts

EXHIBITS AND SCHEDULES

Exhibit A - Schedule of Spacing Units and Leases

Exhibit A-1 - Schedule of Wells, Ownership Interests and Allocations of the Purchase Price

Exhibit A-2 - Excluded Properties

Exhibit B - Equipment List of Production Handling Facilities

Exhibit C - Pending Proceedings

Exhibit D - Form of Assignment of Partnership Interests

Exhibit E Form of Assignment of Record Title

Exhibit F - Form of Seller's Officer's Certificate

Exhibit G - Form of Letters in Lieu

Exhibit H - Form of Buyer's Officer's Certificate

Schedule 3.1 Wire Transfer Instructions

Schedule 4.6 Defect Curative Procedures

Schedule 7.1 Indemnities

Schedule 9.9 Wells/Capital Projects in Progress

Schedule 9.10 Liens and Encumbrances

Schedule 9.15 Material Contracts

Schedule 9.20 Preferential Rights and Consents

Schedule 9.21 Environmental Exceptions

Schedule 9.22 Imbalances

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated June 28, 2004, by and between SG INTERESTS I, LTD., a Texas limited partnership, with offices at 909 Fannin, Suite 2600, Houston, Texas 77010, in its individual capacity and as agent and attorney-in-fact pursuant to, and on behalf of the other parties identified in, that certain Power of Attorney dated June 28, 2004 (hereinafter referred to individually and collectively, as the case may be, as "Seller"), and ENERGEN RESOURCES CORPORATION, an Alabama corporation, with offices at 605 Richard Arrington, Jr. Blvd. North, Birmingham, Alabama 35203-2707 (hereinafter referred to as "Buyer"), and is based on the following premises:

WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept ownership of one hundred percent (100%) of the Partnership Interests in and to the Partnership, which owns certain oil and gas properties and related interests; and

WHEREAS, the parties have reached agreement regarding such sale and purchase.

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

  DEFINITIONS

    Definitions. In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. (All defined terms include both the singular and the plural. All references to "Articles" refer to Articles in this Agreement, and all references to "Exhibits" refer to Exhibits attached to this Agreement.)

    "AAA" has the meaning set forth in Article 15.16.

    "Accounting Referee" has the meaning set forth in Article 5.5.

    "Affiliate" means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of greater than fifty percent (50%) of the voting stock, units, or partnership interests of such entity.

    "Alleged Environmental Condition" means an Environmental Condition asserted by Buyer in accordance with Article 4.5.

    "Alleged Title Defect" means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Article 4.2.

    "Arbitrable Dispute" has the meaning set forth in Article 15.16.

    "Assignment" means a document in the form of Exhibit D.

    "Burdens" means all royalties, overriding royalties, rentals, shut-in payments and other payments due under or with respect to the Properties or the production of Hydrocarbons therefrom or allocable thereto.

    "Business Day" means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

    "Casualty Loss" means any loss, damage or reduction in value to the Properties resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other property losses which are not the result of normal wear and tear or of natural reservoir changes.

    "Certificate" means the documents required by Article 14 in the form of Exhibit F and Exhibit H.

    "Claim" or "Claims" means any and all claims, demands, suits, causes of action, investigations, administrative proceedings, other legal proceedings, losses, damages, liabilities, judgments, assessments, settlements, fines, notices of violation, penalties, interest, obligations, responsibilities, Taxes and costs (including attorneys' fees and costs of litigation) of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) which are brought by or owed to a Third Party.

    "Claim Notice" has the meaning set forth in Article 7.6.

    "Claimant" has the meaning set forth in Article 15.16.

    "Close" or "Closing" means the consummation of the transfer of the Partnership Interests (as hereinafter defined) and record title to the Properties to Buyer, including execution and delivery of all documents provided herein.

    "Closing Date" means the later of (i) August 2, 2004, or (ii) such other date as may result from the procedures set forth in this Agreement, or such other date as may be mutually agreed upon by the parties.

    "Closing Statement" means the statement to be prepared and delivered under Article 14.1.

    "Code" means the Internal Revenue Code of 1986, as amended, along with the related treasury regulations.

    "Computed Interest" means simple interest of three and one-half percent (3.5%) per annum using a three hundred sixty-five (365) Day year.

    "Contractual Expenses" means all expenses payable under the terms of the Material Contracts, including, but not limited to, joint interest billings and other charges for any labor or materials relating to or otherwise affecting the Properties.

    "Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

    "Defensible Title" means, as to the Properties, such title held by the Partnership that, subject to and except for the Permitted Encumbrances (as hereinafter defined):

      entitles the Partnership to receive the "Net Revenue Interests" set forth in Exhibit A-1 of all oil, gas and associated liquid and gaseous Hydrocarbons produced, saved and marketed from the Properties;

      obligates the Partnership to bear costs and expenses relating to the ownership, operation, maintenance and repair of the wells and facilities located on or attributable to the Properties in an amount not greater than the "Working Interests" set forth in Exhibit A-1, unless there is a corresponding increase in the Net Revenue Interests;

      is free and clear of all liens, encumbrances, encroachments, charges, claims, burdens, defects and other matters other than the Permitted Encumbrances;

      is deducible from applicable federal and county records;

      is filed of record so as to be sufficient against competing claims of bona fide purchasers for value without notice or other persons entitled to protection of applicable recording laws; and

      permits the Partnership and its assigns and designees rights of ingress and egress over the Properties for purposes of oil and gas exploration, development, gathering, and production.

      "Earnest Money" has the meaning set forth in Article 3.2.

      "Effective Time" means 7:00 a.m. local time where the Properties are located on August 1, 2004.

      "Environmental Claims" means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up required by Environmental Laws; (b) injury or death of any person or damage or loss of any property, resource or reserve; (c) the assessment, remediation, removal, transportation or disposal of asbestos, NORM or other potentially hazardous substances associated with or attributable to the Properties; and/or (d) Claims relating to breach and/or violation of Environmental Laws, common law causes of action asserting damage to the environmental quality of a property such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule or regulation.

      "Environmental Condition" means any condition that is not in compliance with the then existing Environmental Laws (as hereafter defined).

      "Environmental Defect Threshold Amount" shall have the meaning set forth in Article 4.6(b).

      "Environmental Laws" means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

      "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Properties" means any and all wells, oil and gas interests, lands or leases now owned or hereafter acquired by Seller or Seller's Affiliates that are located outside the spacing units described on Exhibit A or Exhibit A-1, any interests in the Properties listed on Exhibit A-2, and all inventory items or pipe owned by Seller and not in service on the Properties.

      "Final Accounting Settlement" has the meaning set forth in Article 5.5.

      "Final Settlement Date" has the meaning set forth in Article 5.5.

      "Hydrocarbons" has the meaning set forth in the definition of "Properties."

      "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction.

      "Letters-in-Lieu" means a document in the form of Exhibit G.

      "Material," for purposes of Article 9, shall have the meaning set forth in Article 9.24.

      "Material Contracts" means any contracts or agreements which would have a material economic impact on the Partnership's right or ability to own, operate or utilize the Properties or on the value of the Properties, excluding any oil and gas lease or title transfer document that is filed of record in the applicable public records, including, without limitation, the following contracts and agreements to which the Partnership is a party or by which any of its assets are bound: (a) any agreement with any Affiliate of any of the Sellers; (b) any agreement or contract for the sale, exchange, disposition, purchase, processing, gathering, or transportation of, or call on, oil or gas produced from the Properties; (c) any agreement to sell, acquire, lease, farmout, farmin, grant, convey or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment; (d) any operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement, partnership agreement, farmout agreement, farmin agreement, unitization agreement, pooling agreement, plant agreement, injection, repressuring or recycling agreement or other similar agreement; (e) any contract or series of related contracts that commits the Partnership to expend more than Fifty Thousand and 00/100 Dollars ($50,000.00) in any year; (f) any contract or agreement that creates any area of mutual interest with respect to the acquisition by the Partnership of any interest in any oil, gas, minerals, lands or assets; (g) any contract or agreement to acquire or shoot seismic, (h) any contract or agreement that evidences a lease or rental of any land, building or other improvements or portion thereof, excluding any oil and gas lease; and (i) any contract or agreement that materially affects the Properties, the Partnership or surface use of the lands covered by the Properties and is not described in items (a) through (h) above.

      "Net Revenue Interest" means an interest (expressed as a percentage, decimal or fraction) in and to all Hydrocarbons produced and saved from or attributable to a particular subdivision of the Properties, after deducting all lessors' royalties, overriding royalties, production payments, net profits interests, and other interests or burdens thereon owned by Third Parties.

      "Non-Environmental Claims" means all Claims, except Environmental Claims.

      "NORM" means naturally occurring radioactive materials.

      "Open Defect" means all Open Environmental Defects and all Open Title Defects.

      "Open Environmental Defect" means all uncured Environmental Conditions or Alleged Environmental Conditions that were submitted to Seller on a timely basis pursuant to Article 4.5 and that remain in dispute under Article 4.5.

      "Open Title Defect" means all uncured Title Defects or Alleged Title Defects that were submitted to Seller on a timely basis pursuant to Article 4.2 and that remain in dispute under Article 4.2.

      "Opinion of Counsel" means a document in the form contemplated by Article 14.2(e) or 14.3(e). With respect to Buyer, such document shall include, inter alia, confirmation that each corporate, limited liability company and partnership party satisfies the qualifications of Articles 10.1, 10.2 and 10.3, and if any such party is not qualified to do business in the State of New Mexico, confirmation by acceptable legal counsel that such qualification is not required to consummate this transaction. With respect to each Seller, such document shall include, inter alia, confirmation that each corporate, limited liability company and partnership party satisfies the qualifications of Articles 11.1, 11.2 and 11.3, and if any such party is not qualified to do business in the State of New Mexico, confirmation by acceptable legal counsel that such qualification is not required to consummate this transaction.

      "Partnership" means SG Interests 30, Ltd., a Texas limited partnership.

      "Partnership Agreement" means the Agreement of Limited Partnership of SG Interests 30, Ltd.

      "Partnership Interests" means all of the interests of any kind whatsoever in and to the Partnership, including, without limitation, one hundred percent (100%) of the general partner interest and one hundred percent (100%) of the limited partner interests in the Partnership.

      "Permitted Encumbrances" means:

      Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens do not operate to (i) reduce the Net Revenue Interests of the Properties to less than the Net Revenue Interests set forth in Exhibit A-1 or (ii) cause an increase in the Working Interest in any of the Properties from the Working Interest set forth in Exhibit A-1 without a proportionate increase in the Net Revenue Interest for such Property.

      Preferential purchase rights and consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

      All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the transfer of record legal title in and to the Properties to the Partnership or Buyer, if the same are customarily obtained subsequent to the transfer of title;

      Rights reserved to or vested in any governmental entity having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity;

      Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

      The terms and conditions of all production sales contracts; division orders; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; produced water or other disposal agreements; seismic or geophysical permits or agreements; calls on production in agreements pertaining to the Properties; and any and all other agreements filed of record in the county where the affected Property is located and which are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom attributable to or encumbering the Properties, including, but not limited to, the Material Contracts, except to the extent any of the foregoing (i) operate to reduce the Net Revenue Interests of the Properties to less than the Net Revenue Interests set forth in Exhibit A-1 or (ii) cause an increase in the Working Interest in any of the Properties from the Working Interest set forth in Exhibit A-1 without a proportionate increase in the Net Revenue Interest for such Property;

      Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by the Partnership in good faith in the normal course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

      Liens of operators or non-operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by the Partnership in good faith in the normal course of business (provided that Seller shall be responsible for all such obligations attributable to periods prior to the Effective Time);

      Title Defects and Alleged Title Defects remaining in dispute after the procedures in Article 4 have been followed which do not meet the Title Defect Threshold Amount under Article 4.6 and/or which Buyer has waived under Article 4.7;

      Environmental Conditions and Alleged Environmental Conditions remaining in dispute after the procedures in Article 4 have been followed which do not meet the Environmental Defect Threshold Amount under Article 4.6 and/or which Buyer has waived under Article 4.7; and

      Any defect or irregularity in the title to the Properties that has an estimated value of less than Ten Thousand Dollars ($10,000.00) per item or that does not materially interfere with the ownership, operation, value or use of the Properties affected thereby and that would be considered not material when applying general industry standards.

      "Properties" means the following properties (real, personal or mixed) and rights (contractual or otherwise):

      All of the Partnership's right, title and interests in and to the rights, leases, lands and other interests described in Exhibit A and Exhibit A-1, to the extent, and only to the extent, that the same cover the lands specifically described on Exhibit A and Exhibit A-1, including, without limitation, undivided unit and oil and gas leasehold interests, Working Interests, Net Revenue Interests, fee interests, mineral interests, royalty interests, overriding royalty interests, production payments and net profits interests, SAVE AND EXCEPT and specifically excluding the Excluded Properties (collectively, the "Subject Interests");

      All of the Partnership's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the interests which relate to or are derived from any of the Subject Interests;

      All of Seller's right, title and interest in and to all oil, gas and/or other liquid or gaseous hydrocarbons (collectively, the "Hydrocarbons") produced from or allocable to the Subject Interests or lands unitized, pooled or communitized therewith and attributable to the period from and after the Effective Time, or with respect to any such Hydrocarbons produced and sold after the Effective Time, Seller's right to receive the proceeds of such sales;

      All of the Partnership's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases and other contracts and agreements, to the extent they relate to any of the Subject Interests, including, without limitation, the Material Contracts;

      All of the Partnership's right, title and interests in and to all tangible personal property and improvements, including without limitation, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), well bores, wellhead equipment, tanks, boilers, buildings, compressors, fixtures, pumping units, flowlines, compression facilities (including the Partnership's interest as lessee of leased compression facilities), gathering and processing systems, machinery, equipment, pipelines, software, utility lines, power lines, telephone lines, telegraph lines, roads and other appurtenances, to the extent the same are situated upon and/or used or held for use by the Partnership in connection with the ownership, operation, maintenance and repair of the Subject Interests, including, without limitation, the wells described on Exhibit A-1;

      the production handling facilities described in the major equipment list attached as Exhibit B which are used for the treating, compressing, storing, processing, gathering and transportation of Hydrocarbons produced from the wells listed on Exhibit A-1 and the other wells described in the gathering agreements listed on Schedule 9.15;

      all of the Records; and

      All franchises, licenses, permits, approvals, consents, certificates, authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights that relate to the Properties or the ownership or operation of any thereof, to the extent the same are assignable (collectively, the "Permits").

  The parties acknowledge that the Partnership does not own and that SELLER EXCEPTS, RESERVES AND RETAINS, unto itself, its successors and assigns:

  (i) any seismic information licensed from third parties and subject to confidentiality or assignment restrictions;

  (ii) a copy of all engineering and geologic information relating to the Properties; and

  (iii) the Excluded Properties.

  "Purchase Price" has the meaning set forth in Article 3.1.

  "Records" means all of the Seller's and the Partnership's books, records and files related to the Properties, including, without limitation, (i) all lease and land files, well files and logs, maintenance files, division order files, accounting files, production records, abstracts, title opinions, contract files, title reports, environmental site assessments, environmental compliance reports, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies and other documents and instruments that in any manner relate to the Properties, (ii) computer databases that are owned by Seller or the Partnership that relate to the Properties, (iii) geophysical, geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form, that are in the possession of the Partnership or Seller and relate to the Properties and (iv) all other books, records, files and magnetic tapes containing title or other information that are in the possession of the Partnership or Seller and relate to the Properties, provided that Seller shall have the right to retain a copy of any and all such Records, but excluding (a) previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, (b) proprietary information, interpretive information, internal communications, personnel information, tax information (except that Seller shall provide Buyer with copies of any property, severance, usage or similar tax records, other than state and federal income tax records or returns, that are reasonably necessary for Buyer's ownership, administration or operation of the Properties), (c) information covered by a non-disclosure obligation to a Third Party and (d) information covered by a legal privilege.

  "Required Consents" shall have the meaning set forth in Article 4.3.

  "Respondent" has the meaning set forth in Article 15.16.

  "Seller's Knowledge" shall mean the actual knowledge of each individual Seller, and any officer, director, manager level employee or the general partner of each corporate, limited liability company and partnership Seller.

  "Tax" means any tax (including without limitation any federal, state or local income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, inventory tax, occupancy tax, severance tax, withholding tax, payroll tax, employment tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental authority or payable pursuant to any tax-sharing agreement or pursuant to any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

  "Tax Return" means any return (including any information return), report, claim for refund, statement, declaration, schedule, notice, notification, form, partnership agreement or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, reporting or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including any amendment thereof.

  "Third Party" means any person or entity, governmental or otherwise, other than the Partnership, Seller and Buyer, and their respective Affiliates.

  "Title Defect" means any lien, encumbrance, encroachment or defect associated with the Partnership's title to the Properties (excluding Permitted Encumbrances) that would cause the Partnership not to have Defensible Title.

  "Title Defect Threshold Amount" shall have the meaning set forth in Article 4.6(a).

  "Transfer Taxes" means all Taxes (other than Taxes measured by net income or Texas franchise Taxes (or any Tax imposed by a successor statute)) incurred or imposed by reason of transactions contemplated by this Agreement, regardless of upon whom such Taxes are levied or imposed by Law, including sales and use Taxes, real property transfer Taxes, excise Taxes, and stamp, documentary, filing, recording, permit, license, or authorization duties or fees.

  "Working Interest" shall mean the share (expressed as a percentage, decimal or fraction) of costs and expenses attributable to the maintenance, development and operation of a particular subdivision of the Properties.

  TRANSFER OF THE PARTNERSHIP

    Sale and Purchase. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign to Buyer, the Partnership Interests. At Closing, Seller shall cause the holder of record legal title in and to the Properties to transfer record title to the Partnership or to the Buyer, as directed by the Buyer. Subject to the terms and conditions set forth herein, Buyer agrees to buy and accept the assignment of the Partnership Interests.

  PURCHASE PRICE

    Purchase Price. The total purchase price, subject to adjustments as set forth herein, to be paid to Seller by Buyer for the Partnership shall be Two Hundred Seventy-Three Million and 00/100 United States Dollars (US $273,000,000.00) ("Purchase Price"), payable in full at Closing by wire transfer in immediately available funds to the account specified in Schedule 3.1. In the event that the Closing is delayed beyond August 2, 2004, because of the fault of Buyer, then the Purchase Price shall be increased by the Computed Interest calculated on the Purchase Price from August 2, 2004 until the Closing. The Purchase Price shall be reduced to the extent that after the procedures in this Agreement have been followed, the value of Open Title Defects exceeds the Title Defect Threshold Amount, the value of Open Environmental Defects exceeds the Environmental Defect Threshold Amount and/or Casualty Losses exceed Two Hundred Fifty Thousand and 00/100 United States Dollars (US $250,000.00). In the event that prior to Closing it is determined that the Partnership's ownership interest in any Property is greater than the interest set forth on Exhibit A-1, then, the Purchase Price shall be increased by the amount, if any, by which the aggregate value (such values being determined based on that portion of the Purchase Price allocated to the affected interest as set forth on Exhibit A-1) of all such increased interests exceeds one percent (1%) of the Purchase Price.

    Earnest Money. Upon the execution of this Agreement, Buyer shall pay to Seller an earnest money deposit in the amount of Twenty Million and 00/100 United States Dollars (US $20,000,000.00) ("Earnest Money"). In the event of Closing, Buyer shall receive a credit toward the Purchase Price equal to the amount of the Earnest Money (plus Computed Interest on the Earnest Money from the date of receipt by Seller until August 2, 2004). If Closing does not occur, the provisions of Article 13.2 shall apply.

    Allocation. The allocation of the Purchase Price, as set forth on Exhibit A-1, shall be used by the Partnership or the Seller, as applicable, to provide any required preferential purchase right notifications and in connection with adjustments associated with or attributable to Title Defects, uncured Alleged Title Defects, Properties excluded by either party pursuant to Article 4, Environmental Conditions, uncured Alleged Environmental Conditions, and any uncured Casualty Loss.

    Wellhead Gas Imbalances. As part of the Final Accounting Settlement to be rendered pursuant to Article 5.5, the appropriate adjustment shall be made to take into account any underproduction or overproduction attributable to the Properties at the wellhead or initial field delivery points as of the Effective Time. In the event the Partnership is in a net overproduced position as of the Effective Time, the Purchase Price will be adjusted downward by an amount equal to the net overproduced quantity multiplied by the average gas price received by Seller for the net revenue share of gas sold from the portion of the Properties in the county where the imbalance property is located during the month immediately preceding the Effective Time (net of all allowable taxes and deductions) on an MMBtu basis. In the event the Partnership is in a net underproduced position at the various wellhead or initial delivery points as of the Effective Time, the Purchase Price shall be increased by an amount equal to the net underproduced quantity multiplied by the average price received by the Partnership for the net revenue share of gas sold from the portion of the Properties in the county where the imbalance property is located during the month immediately preceding the Effective Time (net of all allowable taxes and deductions) on an MMBtu basis. All imbalances on third party transporting pipelines have not been contributed into the Partnership, shall be retained by Seller, shall not constitute a portion of the assets of the Partnership and Seller shall indemnify Buyer with respect to any liability in connection therewith.

    Basis Adjustment. The general partner of the Partnership, who Seller represents and warrants also serves as the duly-appointed tax matters partner under Section 6231 of the Code shall cause the Partnership to duly elect in a timely manner, pursuant to Section 754 of the Code and the corresponding provisions of applicable state law, to adjust the basis of the Partnership's assets as provided in Sections 734 and 743 of the Code, as of the Closing and with respect to the portion of the tax year for which Agent served as General Partner of the Partnership. To that end, Seller shall cause the general partner of the Partnership to timely make and file with all the appropriate taxing authorities any necessary elections and returns in compliance with this Section 3.5 in the manner requested by and reasonably acceptable to Buyer, cooperate with Buyer with respect to filings or elections that may be made after Closing for periods both before and after Closing, and to provide to Buyer both a draft and a copy of the election and return as filed, with the draft being provided to Buyer for review and approval not less than fourteen (14) Days prior to the due date thereof and the final copy being provided to Buyer simultaneously with the filing thereof.

  DUE DILIGENCE REVIEW

    Review of Records. The Partnership and Seller shall make available to Buyer, during normal business hours, and if required by Buyer during evening hours and on weekends, original Records in the Partnership's or Seller's possession relating to the Properties including, without limitation, all Records relating to title. Buyer shall be entitled to review the Records. Buyer shall have the right to reasonably request copies of any and all such Records at Buyer's expense.

    Alleged Title Defects.

      As soon as reasonably practicable after Buyer's review of the title Records, but in no event later than 4:00 p.m. on July 28, 2004, Buyer shall deliver a written notice to Seller of any Alleged Title Defects identifying any Properties which are subject to Alleged Title Defects with an estimated value in excess of Ten Thousand Dollars ($10,000.00) per Alleged Title Defect. Buyer shall endeavor to keep Seller advised on a current basis of any Alleged Title Defects as any are identified during Buyer's due diligence review. Buyer's notice of Alleged Title Defects shall include a complete description (including any supporting documentation in Buyer's possession) of each Alleged Title Defect being claimed and a value which Buyer attributes to each said Alleged Title Defect.

      With respect to Alleged Title Defects that are not disputed in good faith by Seller, Seller shall, and shall cause the Partnership to, use commercially reasonable efforts to cure, prior to the scheduled Closing Date, at Seller's sole cost and expense, the Alleged Title Defects selected by Seller that exceed the Title Defect Threshold Amount. Immediately prior to the scheduled Closing Date, Buyer and Seller shall meet in an attempt to mutually agree on a proposed resolution with respect to any Alleged Title Defects which by such time have not been agreed to or resolved between the parties.

      If as of the scheduled Closing Date there are Open Title Defects that Seller is obligated to use commercially reasonable efforts to cure under Article 4.2(b), Buyer shall have the right to either (i) provide written notice of its election to refer any such Open Title Defect to binding resolution before an attorney licensed in the state where the affected portion of the Properties is located who is familiar with the types of leases or properties involved in or affected by the Open Title Defect and who has at least fifteen (15) years of oil and gas title experience and satisfies the independence and neutrality standards set forth in Article 15.16(b); or (ii) deliver written notice to Seller that the spacing unit identified as being subject to the Open Title Defect shall be reconveyed by the Partnership to Seller and the Purchase Price for the Partnership shall be reduced by the value allocated to such spacing unit.

    Notwithstanding Seller's obligations under Article 4.2(b), Seller shall have the right to request and receive a reassignment of one or more spacing units identified as being subject to the Open Title Defect and the Purchase Price shall be reduced by the value allocated to such spacing units, until such time as the aggregate reduction in the Purchase Price on account of exclusion of spacing units at Seller's direction has reached one percent (1%) of the Purchase Price. If Seller requests a reassignment of a spacing unit, Buyer shall have the right to waive the Open Title Defect in which case the spacing unit will not be excluded, the Purchase Price will not be reduced and the parties shall proceed to Closing.

    If the dispute is referred to binding resolution, the title attorney shall resolve the Open Title Defects submitted by the parties in accordance with the procedure set forth in Article 15.16(c). If the parties are not able to agree on a title attorney, the Designating Entity (as defined in Article 15.16(a)) shall appoint the title attorney. The decision of the title attorney regarding any Open Title Defect shall be final as between the parties.

    Preferential Purchase Rights and Consents.

      Preferential Purchase Rights. Promptly after execution of this Agreement, Seller shall, and shall cause the Partnership, to provide notice to all holders of preferential rights to purchase all or any portion of the Properties in accordance with the terms of such preferential rights to the extent any such rights may apply to the sale of the Partnership; provided, however, Seller agrees to provide all such notices as would be required if Seller was selling the Properties to an unaffiliated third party. If, prior to Closing, a holder of a preferential purchase right relating to any part of the Properties notifies the Partnership or Seller that it intends to exercise its rights with respect to any of the Properties to which its preferential purchase right applies, the Properties covered by said preferential purchase right shall be excluded from the Properties owned by the Partnership at Closing of the sale of the Partnership Interests to Buyer, and the Purchase Price shall be reduced by the value allocated to said Properties as set forth on Exhibit A-1. If the holder of the preferential purchase right fails to consummate the purchase of the Properties, Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer's receipt of such notice or the Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Properties under the terms of this Agreement for a price equal to the value allocated to such Properties, subject to any adjustment provided for in this Agreement. Notwithstanding the foregoing, Buyer shall not have any obligation to purchase such Properties if Buyer is not notified in writing of the preferential purchase right holder's failure to consummate the purchase of such Properties within thirty (30) Days following Closing.

      Consents. Promptly after execution of this Agreement, Seller shall, and shall cause the Partnership, to provide notice to all third parties who have the right to consent to the assignment of all or any portion of the Properties ("Required Consents") in accordance with the terms of such Required Consents to the extent any such rights may apply to the sale of the Partnership; provided, however, Seller agrees to provide all such notices as would be required if Seller was selling the Properties to an unaffiliated third party. If, prior to Closing, any such Required Consent is not obtained, the Properties covered by such Required Consent shall be excluded from the Properties owned by the Partnership at Closing of the sale of the Partnership Interests to Buyer, and the Purchase Price shall be reduced by the value allocated to said Properties as set forth on Exhibit A-1. If Seller subsequently obtains any such Required Consent, Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer's receipt of such notice or the Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Properties under the terms of this Agreement for a price equal to the value allocated to such Properties, subject to any adjustment provided for in this Agreement. Notwithstanding the foregoing, Buyer shall not have any obligation to purchase such Properties if Buyer is not notified in writing of the receipt of such Required Consent within thirty (30) Days following Closing.

    Environmental Inspection. Upon execution of this Agreement, the Partnership and Seller shall grant Buyer access to the Properties, for the purpose of inspecting, examining, investigating and assessing the physical and environmental condition of the same. Buyer shall have the right, where authorized by the Partnership or Seller (which authorization shall not be unreasonably withheld), to conduct tests related to the physical and environmental condition of the Properties, so long as such tests do not unreasonably interfere with the operation of the Properties. Buyer's access to the Properties shall be at Buyer's sole risk, cost and expense, and Buyer shall release Seller and other working interest owners of the Properties from and shall fully protect, indemnify and defend the Partnership and Seller and the other Working Interest owners of the Properties and their respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims resulting from Buyer's acts or negligent omissions in the exercise of its rights under this Article 4.4, including, without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall not apply in the event of any negligent acts or omissions of representatives of the Partnership, Seller or other working interest owners of the Properties and/or their respective officers, agents, employees and Affiliates that occurred during Buyer's exercise of its rights under this Article 4.4. Buyer additionally agrees to comply with the reasonable rules, procedures and instructions issued by the Partnership, Seller or any Third Party operator of the Properties while upon the Properties.

    Alleged Environmental Conditions.

      As soon as reasonably practical after Buyer's review of the environmental condition of the Properties, but in no event later than July 28, 2004, Buyer shall deliver a written notice to Seller of any Alleged Environmental Conditions identifying any Properties which are subject to Alleged Environmental Conditions with an estimated remediation cost in excess of Ten Thousand Dollars ($10,000.00) per Alleged Environmental Condition. Buyer shall endeavor to keep the Partnership and Seller advised on a current basis of any Alleged Environmental Condition as any are identified during Buyer's due diligence review. Buyer's notice of Alleged Environmental Conditions shall include a complete description of each individual environmental condition which Buyer takes exception to (including any supporting documentation in Buyer's possession) and the costs which Buyer in good faith attributes to remediating the same.

      With respect to all Alleged Environmental Conditions that are not disputed in good faith by the Partnership or Seller, Seller shall cause the Partnership to use commercially reasonable efforts to cure prior to the scheduled Closing Date, at Seller's sole cost and expense, the Alleged Environmental Conditions selected by Seller that exceed the Environmental Defect Threshold Amount. Immediately prior to the scheduled Closing Date, Buyer and Seller shall meet in an attempt to mutually agree on an acceptable resolution addressing any Alleged Environmental Conditions which by such time have not been agreed to or resolved by the parties.

      If as of the scheduled Closing Date there are Open Environmental Conditions that Seller is obligated to use commercially reasonable efforts to cure under Article 4.5(b), Buyer shall have the right to either (i) provide written notice of its election to refer any such Alleged Environmental Condition to binding resolution before an attorney or environmental engineering firm licensed in the state where the affected portion of the Properties is located, who is familiar with Environmental Laws, who has at least fifteen (15) years of Environmental Laws experience and satisfies the independence and neutrality standards set forth in Article 15.16(b); or (ii) deliver written notice to Seller that the spacing unit identified as being subject to the Open Environmental Defect shall be reconveyed by the Partnership to Seller and the Purchase Price for the Partnership shall be reduced by the value allocated to the affected spacing unit. In any such event, Closing shall proceed as to the purchase of the Partnership in accordance with Article 4.6(c). If the dispute is referred to binding resolution, the environmental engineer or attorney shall resolve all Open Environmental Defects submitted by the Parties in accordance with the procedure set forth in Article 15.16(c). If the parties are not able to agree on an environmental attorney or engineer, the Designating Entity (as defined in Article 15.16(a)) shall appoint the environmental attorney or engineer. The decision of the environmental attorney or engineer regarding any Alleged Environmental Condition shall be final as between the parties.

    Defect Curative Procedures. Schedule 4.6 to this Agreement sets forth the procedures to be followed by the parties with respect to Alleged Title Defects, Alleged Environmental Conditions and Open Defects. All references to a sub-article of this Article 4.6 refer to the applicable sub-article in Schedule 4.6.

  ACCOUNTING

    Revenues, Expenses and Capital Expenditures. All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Seller. Seller shall be entitled to all revenues and shall be responsible for all costs and expenses and related accounts payable attributable to the ownership or operation of the Properties, in each case to the extent they relate to the time prior to the Effective Time. All revenues attributable to the operation of the Properties after the Effective Time shall be owned by and for the account of Buyer. The Partnership, after acquired by Buyer, shall be entitled to all revenues and shall be responsible for the payment of all costs and expenses and related accounts payable attributable to the ownership or operation of the Properties, in each case to the extent they relate to the time after the Effective Time. The actual amounts or values associated with the above shall be accounted for to the extent known in the Closing Statement with the final reconciliation contained in the Final Accounting Settlement.

    Buyer shall succeed to all deposits paid to the Minerals Management Service or to the State of New Mexico associated with the Properties as of the Effective Time. The deposits shall be reflected as a Purchase Price increase in the Closing Statement. At Closing, Buyer shall succeed to such deposits referenced above.

    Notwithstanding the above provision, Buyer acknowledges that the Partnership is currently engaged in a development drilling program on the Properties and that the operations listed on Schedule 9.9 shall continue in the ordinary course of business. With respect to the ongoing operations listed on Schedule 9.9, Seller, as owner of the Partnership, shall bear the actual cost of such operations and installation of the equipment specified until Closing. If such operations have not been completed as of Closing, the Purchase Price shall be reduced by the estimated cost to perform and complete such operations and to install the specified equipment based on the cost to Seller of comparable operations or equipment, subject to reconciliation to the extent known in the Final Accounting Settlement. With respect to any capital expenditures or new operations conducted prior to Closing that are not listed on Schedule 9.9, subject to Seller obtaining Buyer's consent with respect thereto as required pursuant to this Agreement, Buyer shall reimburse Seller at Closing, in addition to payment of the Purchase Price, for all actual costs incurred and paid or payable by Seller, as owner of the Partnership, through the Closing in connection with such operations (including reimbursement for operator's overhead as provided in the applicable operating agreements and payments or prepayments made for equipment ordered for those operations). At Closing, Buyer shall be deemed to have assumed all liabilities and obligations relating to the ongoing operations on the Properties as of the Effective Time.

    Tax Obligations. All Taxes attributable to the Partnership, each of the Sellers, or the ownership or operation of the Properties that accrue with respect to Tax periods ending at or prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Seller. All Taxes attributable to the Partnership or the ownership or operation of the Properties accruing or becoming due after, and with respect to Tax periods beginning at or after, the Effective Time (excluding franchise and income taxes of the Partnership and the Sellers with respect to the periods beginning at the Effective Time and ending at the Closing) shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to such Taxes, no matter when claimed or received, shall belong to Buyer. The actual amounts or values associated with the above, if any, shall be accounted for to the extent known in the Closing Statement and finally reconciled in the Final Accounting Settlement. Taxes on real and personal property with respect to the Properties which have not been assessed and paid for calendar year 2004 by the Effective Time shall be estimated based on the prior year assessment, prorated through the Effective Time and reflected in the Closing Statement as a reduction in the Purchase Price; provided, however, within thirty (30) Days after the actual ad valorem tax liability for the 2004 calendar year is known, Buyer and Seller shall make such payments or credits between themselves as are necessary so that each party bears only its pro-rata portion of the actual 2004 ad valorem tax liability. The parties agree that the transactions contemplated herein will constitute the sale and purchase of all the ownership interests in a limited partnership by Seller. Accordingly, the parties will take commercially reasonable actions to establish and claim any available exemption from any Transfer Taxes that might otherwise be associated with the transactions contemplated herein. Notwithstanding the foregoing, although the parties have concluded that no Transfer Taxes are or will become due as a result of the transactions contemplated by this Agreement, Buyer shall be solely responsible for any such Transfer Taxes as and when the same shall, if ever, become due; and further provided that Sellers shall notify Buyer in writing promptly upon receipt of any notice or knowledge of any inquiry or demand from any taxing authority or its agent with respect to such Transfer Taxes and shall not pay same, offer to pay same, or concede that any such Transfer Taxes are due, but shall instead cooperate with Buyer and its advisers in any effort to determine that such Transfer Taxes are not legally due, or in seeking an exemption therefrom.

    Obligations and Credits. All prepaid utility charges, Taxes, rentals and any other prepaids other than insurance premiums applicable to periods of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Closing Statement and the Final Accounting Settlement.

    Miscellaneous Accounting. In addition to the items set forth in Articles 5.1 through 5.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties shall be accounted for in the Final Accounting Settlement.

    Final Accounting Settlement. As soon as reasonably practicable, but in no event later than ninety (90) Days after Closing, Seller shall deliver to Buyer a post-closing statement setting forth a detailed final calculation of all post-closing adjustments applicable to the periods before and after the Effective Time ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement. If Buyer fails to deliver a report to Seller containing changes Buyer proposes to be made to the post-closing statement, the post-closing statement delivered by Seller shall be deemed to be true and correct and binding on and non-appealable by the parties. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer's proposed changes to the post-closing statement, the parties shall meet and undertake to agree on the final post-closing adjustments. If the parties fail to agree on the final post-closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the parties (the "Accounting Referee"). The Accounting Referee shall resolve the disputes regarding the Final Accounting Settlement within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date." Any amounts owed by either party to the other as a result of such final post-closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

    Post-Final Accounting Settlement. Any revenues received or costs and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed or reimbursed to Seller, as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time shall be reimbursed or billed to the Partnership owned by Buyer, as appropriate.

    Accounting Standard. All statements and allocations, including the Final Accounting Statement, shall be prepared in a manner consistent with the accounting practices commonly used in the oil and gas producing industry on an accrual basis.

    Audit Rights. In order to verify the information provided by the parties under this Article 5, Buyer and Seller shall each have the right to conduct, at such party's sole expense, an audit of the other party's records relating thereto during the time periods specified in Article 5.5 relating to preparation and review of the Final Accounting Statement.

    Transition Services. At Buyer's option, for a period of up to ninety (90) Days after Closing, as desired by Buyer, Seller agrees to provide personnel and services necessary in Seller's offices or to be available to Buyer on reasonable advance notice to assist with the cost accounting, revenue accounting and revenue disbursement relating to the Properties to facilitate an orderly transition of these functions from Seller to Buyer. Buyer shall pay Seller a monthly overhead fee in the amount of Ten Thousand Dollars ($10,000.00) per month for such transition services payable monthly in advance with the first payment due at Closing.

  CASUALTY AND CONDEMNATION

    Casualty and Condemnation. If any part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss or (b) be taken in condemnation or if proceedings for such purposes shall be pending; Seller shall promptly notify Buyer in writing of the nature and extent of the Casualty Loss or taking. If the value of the Casualty Loss or taking, when added to the value of all Open Defects, exceeds ten percent (10%) of the Purchase Price, then either Buyer or Seller may terminate this Agreement prior to the Closing. If either party terminates this Agreement in accordance with this Article, neither party shall have any further obligations, except as expressly provided in this Agreement, and Seller shall return to Buyer the Earnest Money plus accrued Computed Interest. If neither party terminates this Agreement, this Agreement shall remain in full force and effect, and Seller and Buyer shall agree on a reduction in the Purchase Price equal to the amount, if any, by which (i) the reduction in the value of the Properties affected by all such Casualty Losses and/or taking based on the cost to repair the Casualty Loss or the value for the affected well or property shown on Exhibit A-1 exceeds (ii) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00); provided, however, if the parties can not agree upon any such reduction in the Purchase Price prior to the Closing, then the Purchase Price payable at Closing shall be reduced by the amount, if any, by which (i) the value of all such Casualty Loss or takings as asserted by Buyer exceeds (ii) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and the dispute shall be resolved pursuant to the arbitration procedures set forth in Article 15.16 hereof. Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds and other payments associated with or attributable to any such Casualty Loss or taking.

  INDEMNITIES

    Opportunity for Review. Each party represents that it has had an adequate opportunity to review the indemnity and release provisions set forth on Schedule 7.1 to this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth in Schedule 7.1. All references in this Agreement to a sub-article of this Article 7 refer to the applicable sub-article on Schedule 7.1.

  SPECIAL WARRANTY OF TITLE AND DISCLAIMERS

    Special Warranty of Title. Seller shall warrant and defend the Partnership's Defensible Title to the Properties against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Seller or the Partnership, but not otherwise.

    Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that the personal property and fixtures owned by the Partnership that are associated with the Properties are owned by the Partnership on an "AS-IS, WHERE-IS" basis, and with all faults in their present condition and state of repair, without recourse. Except as expressly set forth in Articles 7.2, 8.1 and 9 of this Agreement, at Closing, Seller shall be deemed to have been expressly disclaimed any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including, without limitation, any warranty of title other than the special warranty given in Article 8.1, the quality of Hydrocarbon reserves, the quantity of Hydrocarbon reserves, the amount of revenues, the amount of operating costs, condition (physical or environmental), compliance with applicable Laws, absence of defects (latent or patent), safety, state of repair, merchantability or fitness for a particular purpose. At Closing, the Partnership and Buyer expressly release Seller from the same.

    Disclaimer - Statements and Information. Except as expressly set forth in this Agreement, Seller disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the Records, data, information and materials furnished (orally or in writing) at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, including, without limitation, the quality of Hydrocarbon reserves, the quantity of Hydrocarbon reserves, the amount of revenues, the amount of operating costs, the financial data, the contract data, the environmental condition of the Properties, the physical condition of the Properties and the continued financial viability of the Properties, and Buyer expressly releases Seller from the same.

  SELLER'S REPRESENTATIONS AND WARRANTIES

  Seller represents and warrants to Buyer that on the date hereof and as of the Closing Date the statements contained in this Article 9 are true and correct.

    Organization and Good Standing; Capitalization.

      Each corporate, limited liability company or partnership Seller is either a corporation, limited liability company or a partnership duly organized, validly existing and in good standing under the Laws of the State of its organization, and has all requisite power and authority to own its interest in the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas and, to the extent required, is or as of Closing will be qualified to conduct business and is or as of Closing will be in good standing in the State of New Mexico.

      All of the issued and outstanding partnership interests and any other beneficial interests of the Partnership, as of immediately prior to the execution of this Agreement, are set forth in the Partnership Agreement. All of the issued and outstanding Partnership Interests have been duly authorized and validly issued and are fully paid and nonassessable. The Partnership Interests transferred to Buyer under this Agreement represent all outstanding partnership interests and beneficial ownership of the Partnership.

    Authority; Authorization of Agreement. Seller and the Partnership have all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate, limited liability company or partnership action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against each party in accordance with its terms.

    No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

      Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation, articles of organization, regulations, partnership agreement or bylaws of Seller;

      Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller other than for preferential rights and consents contemplated pursuant to Article 4.3 hereof (assuming receipt of all consents and approvals of governmental entities customarily obtained subsequent to the transfers of title);

      Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any governmental entity; or

      Result in the creation or imposition of any lien or encumbrance upon the Properties.

    Absence of Certain Changes. Between the date of execution of this Agreement and the Closing Date, there has not been without Buyer's prior written consent:

      A sale, lease or other disposition of the Properties or the Partnership Interests;

      A mortgage, pledge or grant of a lien or security interest in any of the Properties or the Partnership Interests;

      Except as to those operations listed on Schedule 9.9 or in the case of an emergency, any election or vote on any matter submitted for approval or consent with respect to expenditures or participation in any well or operation in excess of Fifty Thousand Dollars ($50,000) net to Seller's interest;

      Any waiver any valuable right of the Partnership or the Seller with respect to the Properties, except in the ordinary course of business;

      Any material adverse change or amendment to any Material Contract; or

      A contract or commitment to do any of the foregoing;

    Operating Costs. All costs incurred in connection with the operation of the Properties, other than any costs or charges that are being contested by Seller in good faith, have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Seller has not yet been billed.

    Pending Proceedings. Except for the matters listed on Exhibit C (liability for which shall be retained by Seller), there is no action, suit or proceeding pending, or to the best of Seller's knowledge, threatened against Seller, the Partnership or the Properties which could reasonably be expected have a material adverse effect on the value or operation of the Partnership or the Properties or that could prevent the consummation of the transaction contemplated by this Agreement. To the best of Seller's Knowledge, there have been no events, occurrences, facts or circumstances on or with respect to the ownership or operation of the Properties that could give rise to a claim by any person for personal or bodily injury or death.

    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Seller or the Partnership.

    Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

    Capital Projects. Schedule 9.9 is a list and description of drilling and completion operations or other specified capital projects in progress which will be completed by the Partnership at the Seller's expense prior to Closing, subject to the provisions of Article 5.1 above. Other than as set forth in Schedule 9.9, there are no (a) authorities for expenditures or similar commitments ("AFEs") of the Partnership or the Seller to drill, complete, recomplete, deepen, plug back, plug and abandon, rework, or conduct other operations with respect to, wells, shoot seismic or perform other geophysical surveys or for capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been paid for and completed by the date of this Agreement and (b) pending notices of any of the foregoing which have been received by Seller or the Partnership from a Third Party operator.

    No Liens. Except for Permitted Encumbrances or liens or encumbrances listed on Schedule 9.10, the Partnership Interests and the Properties will be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

    Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller, the Partnership or the Properties that would be reasonably expected to materially interfere with the ownership and operation of the Properties or impair its ability to consummate the transaction contemplated hereby.

    Records. The Records are the files, or copies thereof, that Seller has used in the normal course of Seller's business and the Partnership's business to own or operate the Properties. Except as otherwise provided below, Seller makes no representations or warranties regarding the accuracy of any of the Records and any and all implied warranties are expressly disclaimed. To Seller's Knowledge, such Records were accurate and materially complete when prepared; and to Seller's Knowledge, such Records do not contain any information that is intentionally misleading or materially erroneous.

    No Violation; Compliance with Law. With respect to the Properties or the Partnership, (i) Seller has not received written notice of a violation of (and neither the Seller nor the Partnership is in violation in any material way of) any statute, law, ordinance, regulation, permit, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to their business or operations which remains uncured, and which would have a material adverse effect on the Partnership or any of the Properties or (ii) Seller has not received written notice from any government authority with jurisdiction over the Properties that the Properties are not in substantial compliance with applicable Laws.

    Forward Contracts. As of the Closing Date, production from the Properties will not be subject to any swap, hedge or other derivative that has not been terminated by Seller or the Partnership. Neither the Seller nor the Partnership is obligated, by virtue of any prepayment arrangement, "take or pay" arrangement, production payment, or any other arrangement, to deliver any volume of Hydrocarbons produced from the Properties or permit any other person to take any volume of such Hydrocarbons produced from or attributable to the Properties at some future time without then or thereafter being entitled to full payment therefore.

    Material Contracts. Schedule 9.15 is a list of all Material Contracts. Except as noted on Schedule 9.15, (i) to the best of Seller's Knowledge, the Material Contracts are in full force, (ii) neither Seller nor, to the best of Seller's Knowledge, any other party to the Material Contracts is in default thereunder, or with the lapse of time or the giving of notice, or both, would be in default thereunder and (iii) Seller has not received a written notice of default with respect to the Material Contracts or the Properties that remains uncured.

    Permits. The Partnership or the designated operator of the Properties has all Permits necessary to own and operate the Properties as required by applicable Law and has maintained the same in force and effect, the failure to maintain which would not have a material adverse effect on the ownership, operation or value of the Properties. No material violations exist in respect of any such Permits. To Seller's Knowledge, (i) all fees relating thereto have been paid and (ii) all filings and notices required to be made with respect to any such Permits with any governmental authority have been made.

    Taxes. During Seller's period of ownership (directly or through the Partnership) through the taxable period in which this Agreement is executed, all Taxes relating to the Properties have been paid when due, unless contested in good faith by appropriate proceedings. All federal, state and local income taxes of Seller and obligations relating thereto that could result in a lien or other claim against any of the Properties have been properly paid, unless contested in good faith by appropriate proceedings. To Seller's knowledge, there is no basis upon which any taxing authority can assert any Claim or liability against the Properties or the Seller with respect to the Properties for any taxable period prior to Closing. The Partnership is a newly formed entity and has not been subject to any Taxes and has never filed or been required to file a Tax Return.

    Personal Property. The Properties include all personal property, equipment, fixtures, improvements and other facilities that are currently being used by Seller for the operation of the wells located on the Subject Interests and continue to be used at Closing, but specifically excluding inventory, pipe and tubular goods owned by Seller that are not in service on the Properties.

    Burdens. All Burdens with respect to the Properties and attributable to periods prior to the Effective Time are current, and all payments required thereunder have been made or will be made on a timely basis except amounts held in suspense accounts in the ordinary course of business and disclosed to Buyer in writing prior to Closing.

    Preferential Purchase Rights and Consents. All agreements containing preferential purchase rights and Required Consents with respect to the Properties and the Properties affected thereby are listed on Schedule 9.20.

    Environmental Representations and Warranties. Except for those matters set forth on Schedule 9.21, Seller and the Partnership, for the period of their ownership of the Properties, and to the best of Seller's Knowledge, any Third Parties operating any portion of the Properties, (a) have obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties ("Environmental Permits"); (b) are in material compliance with all applicable Environmental Laws and with all terms and conditions of all Environmental Permits, and all prior instances of noncompliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters; (c) are not subject to any Environmental Claims arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof; (d) have not received any notice of any Environmental Claim or any violation, noncompliance or possible noncompliance with any Environmental Law or the terms or conditions of any Environmental Permit, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof that has not been fully and finally resolved; and (e) are not otherwise aware of any facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof, that could reasonably be expected to give rise to any Environmental Claim or any claim or assertion that Seller, the Properties or the ownership or operation thereof is not in compliance with Environmental Laws or the terms or conditions of any Environmental Permit.

    Imbalances. Schedule 9.22 is the most recent imbalance statement relating to the working interest owners under the various operating agreements applicable to the Properties as maintained by the designated operator of the respective wells. To Seller's Knowledge, Schedule 9.22 sets forth all production imbalances with respect to the Properties as of the date of the statement referenced on Schedule 9.22.

    Governmental Approvals. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any person, including any governmental authority, is required to be obtained or made by or on behalf of the Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement.

    Materiality. For purposes of this Article 9, the term "material" (or any variation thereof) shall mean any matter reasonably anticipated to cost or have an adverse effect on the value, ownership, operation or use of any of the Properties in excess of Fifty Thousand Dollars ($50,000.00), net to the Partnership's interest in the affected portion of the Properties.

    Benefit Plans. The Partnership has never sponsored, maintained, contributed to, or had any liability or obligation under, any employment contract, severance agreement, or any employee benefit plans, programs or arrangements of any type (including plans described in Section 3(3) of ERISA). No event has occurred and no condition exists with respect to the Partnership that could subject the Buyer or the Partnership (or any member of their controlled group of corporations as determined under the Code), or any person, to any liability under any applicable laws which relate to, or arise under, any employee benefit plan described in Section 3(3) of ERISA.

    Employees. Neither Seller nor the Partnership have, nor at any time in the past have they had, any employees or individuals with whom an employment relationship could be asserted under applicable state and/or federal law.

    The Partnership.

      The Partnership Interests to be acquired by Buyer pursuant to this Agreement constitute all of the authorized, issued and outstanding partner interests of the Partnership. Seller is the sole record and beneficial owner of such Partner Interests. The Partner Interests are free and clear of all liens, options, agreements, voting trusts and proxies. There are no rights, subscriptions, warrants, options, calls, commitments, conversion rights, exchange rights or agreements of any kind outstanding or in effect to purchase or otherwise acquire any partnership interest in the Partnership.

      The Partnership has conducted no business activities since its formation other than to own the Properties contributed by the Sellers. Except for liabilities associated specifically with the operation of the Properties, the Partnership has no liabilities, contingent or otherwise.

      There are no duties, liabilities or obligations of the Partnership other than those imposed by (a) the Material Contracts, (b) the operation of the Properties, (c) this Agreement and (d) applicable statutes, ordinances, rules and regulations associated therewith.

      The Partnership is not a guarantor of, and is not otherwise liable for, any liability or obligation (including indebtedness) of any other person.

    Power of Attorney; Payment to Beneficial Owners. Each Seller owns a Partnership Interest in the Partnership, has contributed a beneficial interest in the Properties to the Partnership and has executed a Power of Attorney to designate, appoint and constitute SG Interests I, Ltd., in its capacity as General Partner of the Partnership ("Agent"), as its true and lawful agent and attorney-in-fact in accordance with that certain Power of Attorney executed by each Seller other than Agent effective June 28, 2004, authorizing Agent to act in such Seller's name, place, and stead for the following purposes and with all of the following powers with respect to such Seller's Partnership Interest in the Partnership and each Seller's beneficial or equitable interest in and to the Properties which has been contributed into the Partnership, to-wit:

      To enter into this Agreement with Buyer, and to execute, acknowledge, and deliver in such Seller's name any and all such other contracts, documents, deeds, assignments, transfer forms or conveyances as Agent deems proper or required for the transfer to the Partnership of the Properties, or any portion of it, or any interest therein and for the transfer of the Partnership Interests and any beneficial interest owned at Closing in the Properties to Buyer at Closing;

      To GRANT, BARGAIN, SELL, and CONVEY unto Buyer all of such Seller's interest in the Partnership and any beneficial interest owned at Closing in the Properties for the price and upon such terms and conditions as Agent deems proper; and

      To receive, on such Seller's behalf, all notices and payments due to such Seller under this Agreement and in connection with the sale of the Partnership Interests and any beneficial interest owned at Closing in the Properties to Buyer.

  Each such Seller has ratified and confirmed in the Power of Attorney all acts and actions of Agent in connection with this Agreement, and whatsoever Agent shall and may do by virtue of the powers therein granted to the Agent. Upon Agent's receipt of any payment (including, without limitation, the Purchase Price under this Agreement), such Seller has released and discharged Buyer from any further liability with respect to such payment, and agrees to look solely to Agent for the correct, timely, and proper distribution of any amount owed to such Seller as a result of such payment.

  BUYER'S REPRESENTATIONS AND WARRANTIES

  Buyer represents and warrants to Seller that to the best of Buyer's knowledge on the date hereof and as of the Closing Date the statements in this Article 10 are true and correct.

    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama and has all requisite corporate power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Properties are located.

    Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

      Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

      Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer, other than for the preferential purchase rights and consents contemplated pursuant to Article 4.3 hereof; or

      Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or (ii) any order, judgment or decree of any governmental entity.

    SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

    Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of oil and gas properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Properties and that at Closing Buyer will have satisfied itself as to the title, physical condition and the environmental condition of the Properties.

    Governmental Approvals. Except for the preferential purchase rights and consents contemplated pursuant to Article 4.3 hereof, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any person, including any governmental authority, is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement.

  ADDITIONAL AGREEMENTS

    Covenants of Seller and the Partnership. From the date hereof until Closing, without first obtaining the written consent of Buyer, Seller will not, and will cause the Partnership to not:

      waive any right of material value relating to the Properties or the Partnership Interests;

      convey, encumber, mortgage, pledge or dispose of any of the Properties or the Partnership Interests;

      enter into, modify or terminate any contracts pertaining to the Properties;

      make any election or vote on any matter submitted for approval or consent pursuant to any Material Contract with respect to expenditures or participation in any well or operation, or perform any operation on the Properties, to the extent estimated costs thereof exceed Fifty Thousand Dollars ($50,000.00) net to Seller's interest;

      (i) engage in any business activity by or on behalf of the Partnership other than that required of the Partnership in order to comply with the Partnership's duties and obligations hereunder, (ii) permit the declaration or payment of any distribution in respect of the Partnership Interests attributable to periods after the Effective Time, (iii) issue, deliver or sale, or authorize or propose the issuance, delivery or sale, of any additional partnership interests or other securities of the Partnership, (iv) amend or propose to amend its Partnership Agreement other than to adjust the Partnership Interests among the partners as contemplated by the Partnership Agreement or (v) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sale any debt securities of the Partnership or guarantee any debt securities of others; or

      contract or commit itself to do any of the foregoing.

    Notice of Loss. From the date hereof until Closing, Seller shall cause the Partnership to promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller and in the aggregate exceeding One Hundred Thousand and No/100 United States Dollars (US $100,000) net to Seller's interest.

    Subsequent Operations. Neither Seller nor the Partnership make any representations or warranties to Buyer as to the transferability or assignability of the position of operator under the joint operating agreements pertaining to the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreements and that operatorship of the Properties will be decided in accordance with the terms of said agreements. Seller will, however, use its reasonable efforts to assist Buyer in any of Buyer's efforts to be elected successor operator of the Properties.

    Buyer's Assumption of Obligations. Except as otherwise provided in this Agreement, Buyer, directly or through the Partnership, agrees to assume and shall timely perform and discharge all duties and obligations of the owner of the Properties relating to the period of time after the Closing, including, without limitation, duties and obligations under all contracts associated with the Properties, except to the extent the same relate to the breach of any representation or warranty of Seller as set forth in this Agreement that survives Closing or the breach of, or failure to perform or satisfy, any covenant of Seller set forth in this Agreement. Seller shall incur no liability for Buyer's failure to properly perform or discharge such duties and obligations. Buyer agrees to accept full responsibility for the Partnership's proportionate share of the costs and expenses associated with or attributable to the plugging and abandonment of all wells, equipment and facilities conveyed to Buyer under this Agreement and the remediation, restoration and clean up of the Properties, except to the extent the same relate to the breach of any representation or warranty of Seller as set forth in this Agreement that survives Closing or the breach of, or failure to perform or satisfy, any covenant of Seller set forth in this Agreement. In conducting the duties and obligations contained in this Article 11.4, Buyer shall comply with the applicable Laws of any governmental entity having appropriate jurisdiction. Buyer shall not assume (i) any duties, obligations or liabilities with respect to or relating to any matter disclosed under, or that should have been disclosed, under Exhibit C, (ii) any obligation to pay or discharge any Burdens or Taxes that have become due and payable with respect to the ownership or operation of the Properties, or the sale of Hydrocarbons therefrom, prior to the Effective Time and (iii) any other obligation or liability that Seller has agreed to indemnify Buyer against pursuant to Section 7.2.

    Records. Within ten (10) Days after Closing (except as provided below), Seller shall furnish to Buyer all Records which are maintained by Seller; provided however, Seller shall be entitled to retain copies of any or all such Records and to retain as long as needed, (a) the originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller or the Properties as of the Closing Date, and/or (b) the originals of any Records required in connection with the Final Accounting Settlement or any transition services to be provided by Seller or the Partnership hereunder. At Seller's expense, photocopies of any and all Records retained by Seller shall be furnished to Buyer within thirty (30) Days after Closing, and the originals of such Records shall be furnished to Buyer within thirty (30) Days after Seller's need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of seven (7) years after the Closing and to afford Seller reasonable access to the Records as requested by Seller; provided, however, if Buyer desires to dispose of any such Records prior to the expiration of such seven (7) year period, then Buyer shall give Seller written notice thereof. If, within thirty (30) Days after Seller's receipt of any such notice, Seller notifies Buyer in writing that Seller desires such Records, then Buyer shall forward such Records to Seller. If Seller responds to Buyer that Seller does not desire such Records or if Seller fails to respond in writing within such thirty (30) Day period, then Buyer shall be free to dispose of such Records.

    Permitting. After execution of this Agreement and until Closing, Seller shall cause the Partnership to continue in the ordinary course of its business the steps necessary and appropriate to carry out the new well permitting activities on the Properties. Seller agrees to consult with Buyer on which potential wellsites shall be permitted. At Closing or as part of the Final Accounting Settlement, Buyer shall reimburse Seller for all actual out of pocket costs incurred in connection with the permitting procedures carried out pursuant to this section other than the permitting costs associated with the operations set forth on Schedule 9.9.

    Interim Operations. From the date hereof until Closing, Seller shall, and shall cause the Partnership to, take all reasonable steps, consistent with Seller's and the Partnership's past practices, to (a) keep in full force and effect all of the Partnership's rights in and to the Properties by the proper payment of rentals, royalties and other sums due and payable under the Subject Interests and Material Contracts and by the proper performance of all obligations thereunder, (b) cause the Properties to be operated in compliance with all applicable Laws, and to be properly maintained and continuously operated for the production of Hydrocarbons as a prudent operator and (c) pay or cause to be paid when due all expenses incurred by the Partnership for maintaining, developing, operating and protecting the Properties.

  CONDITIONS PRECEDENT TO CLOSING

    Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Partnership as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

      All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects;

      Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing; and

      Seller shall not have exercised any rights that is may have hereunder to terminate this Agreement.

    Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Partnership as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

      All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; provided, however, that any such representation or warranty that is qualified by materiality shall be true and correct in all respects;

      Seller and the Partnership shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller and the Partnership on or prior to the Closing; and

      Buyer shall not have exercised any rights that is may have hereunder to terminate this Agreement.

    Conditions Precedent to Obligation of Each Party. The parties shall be obligated to consummate the sale and purchase of the Partnership as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived:

      No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement.

  TERMINATION

    Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

      By the mutual written agreement of Seller and Buyer;

      By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any non-appealable final order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

      By either Seller or Buyer pursuant to Article 6.1 regarding one or more Casualty Losses or takings in excess of ten percent (10%) of the Purchase Price;

      By Seller, if the Purchase Price would be adjusted downward by ten percent (10%) or more as a result of a cumulative reduction due to Open Defects (subject to Buyer's right to waive any such Open Defects at any time), Casualty Losses and takings;

      By Buyer, if the Purchase Price would be adjusted downward by ten percent (10%) or more as a result of a cumulative reduction due to Open Defects (subject to Buyer's right to waive any such Open Defects at any time), Casualty Losses and takings;

      Notwithstanding anything contained in this Agreement to the contrary, by Buyer or Seller if Closing shall not have occurred by October 1, 2004, if at such time the terminating party is not then in default of any of the provisions of this Agreement;

      By Seller, if Buyer fails or refuses to Close in breach of this Agreement; or

      By Buyer, if Seller fails or refuses to Close in breach of this Agreement.

    Effect of Termination. If this Agreement is terminated in accordance with Article 13.1 (a), (b), (c), (d), (e) or (f) hereof, such termination shall be without liability of any party to this Agreement or any officer, director, Affiliate, or employee of such party, except the Earnest Money shall be returned to Buyer with the actual interest earned while on deposit and the obligations provided in Articles 13.3, 13.4, 13.5 and 15.3 shall survive termination. If this Agreement is terminated in accordance with Article 13.1(g) hereof, Seller shall be entitled, as its sole and exclusive remedy hereunder, to retain the Earnest Money with Computed Interest, as liquidated damages for the breach of this Agreement, it being agreed between Seller and Buyer that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money with Computed Interest is a reasonable estimate thereof. If this Agreement is terminated in accordance with Article 13.1(h) hereof, the Earnest Money plus Computed Interest thereon shall be refunded to Buyer and Buyer shall be entitled to pursue any and all remedies available to it at law or in equity on account of such breach, including but not limited to specific performance. If the Closing does not occur for any reason other than pursuant to 13.1 hereof, then the Earnest Money shall be returned to Buyer with the actual interest earned while on deposit.

    Dispute over Right to Terminate. If there is a dispute between the parties over either party's right to terminate this Agreement under Article 13.1, Closing shall not occur as scheduled. The party which disputes the other party's right to terminate may initiate arbitration proceedings in accordance with Article 15.16 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding. If the party which disputes the termination right does not initiate an arbitration proceeding to resolve the dispute within the time period specified hereinabove, such party shall be deemed to have waived its right to object to such termination.

    Return of Documents. If this Agreement is terminated prior to Closing, each party shall return to the party which owns or is otherwise entitled thereto all books, records, maps, files, papers and other property in such party's possession relating to the transaction contemplated by this Agreement.

    Confidentiality. In the event of termination of this Agreement, the parties agree to keep all the terms of this transaction confidential for a period of two (2) years after termination of this Agreement.

  THE CLOSING

    Closing. At least five (5) Days prior to the Closing Date, Seller shall provide Buyer with a preliminary Closing Statement setting forth the Purchase Price, as adjusted in accordance with this Agreement for all known adjustments as of that date. Within two (2) Business Days after receipt of the preliminary Closing Statement from Seller, Buyer shall furnish Seller with Buyer's requested adjustments to such statement. Seller and Buyer shall attempt in good faith to resolve any differences between them and agree upon a Closing Statement to be used for Closing. Wiring instructions designating the account or accounts to which the Closing funds are to be delivered are set forth in Schedule 3.1. Closing shall be held in Seller's office or any exotic location that is mutually agreeable to Seller and Buyer.

    Obligations of Seller at Closing. At the Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

      An Assignment executed by each Seller and Agent on behalf of itself and each Beneficiary conveying to Buyer, the Partnership Interests, substantially in the form attached hereto as Exhibit D. The Assignment shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties or as required by any applicable Law;

      An Assignment and Bill of Sale executed by each Seller, in the form attached hereto as Exhibit E, conveying record title to the Properties to Buyer. The Assignment and Bill of Sale shall be executed by the holders of record title to the Partnership's interest in the Properties and acknowledged in four (4) multiple originals or such greater number as agreed between the parties or as required by any applicable Law;

      The Limited Partnership Agreement of SG Interests 30, Ltd., a Texas limited partnership, in effect as of the Closing Date and certified by the general partner thereof;

      Certificates, dated as of a date not more than ten (10) Days prior to the Closing Date, duly issued by the appropriate governmental authorities showing that each of the Sellers and the Partnership are validly existing and in good standing in their respective states of organization and, to the extent required, authorized and qualified to do business in, and in good standing in, the State of New Mexico;

      Evidence that all consents and approvals prerequisite to the sale and conveyance of the Partnership Interests or the Properties (except for consents and approvals of governmental entities customarily obtained subsequent to a transfer) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights that may be applicable to the sale of the Partnership Interests or the Properties; provided, however, Seller agrees to provide all such consents and approvals as would be required if Seller was selling the Properties to an unaffiliated third party;

      A Certificate executed by an authorized officer or Attorney-in-Fact of each Seller certifying as to the matters specified in Articles 12.2(a) and 12.2(b) above substantially in the form of Exhibit F;

      Letters-in-Lieu of division orders or transfer orders executed by an authorized officer of Seller substantially in the form of Exhibit G;

      An Opinion of Counsel executed by an attorney for Seller in a form reasonably satisfactory to Buyer;

      A Section 1445 Non-foreign Affidavit;

      Subject to the provisions of Article 11.3 above, with respect to those properties for which any Seller is the operator, change-of-operator forms to be filed with the relevant regulatory authorities executed by the applicable Seller or affiliate of Seller to resign as the operator thereof;

      Certificates, dated the Closing Date and signed by the Secretary or an Assistant Secretary or other officer of each Seller, certifying as to (A) resolutions of the board of directors and stockholders of such Seller, and/or such other authorizations as may be required pursuant to such Seller's organizational documents, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) the incumbency and signatures of the officers of such Seller who executed or who will be executing, as the case may be, this Agreement and any other certificate or document delivered in connection herewith;

      To the extent not already in the possession of the Partnership, possession of the Properties; and

      Such other documents, instruments agreements and certificates as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement on the terms set forth herein.

    Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

      The Assignment, executed and properly acknowledged, referred to in Article 14.2(a);

      The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 14.2(b);

      The adjusted Purchase Price, less Earnest Money (including Computed Interest on the Earnest Money from the date of receipt by Seller until Closing), by wire transfer in accordance with Article 3 and Schedule 3.1 hereof;

      A Certificate executed by an authorized officer of Buyer certifying as to the matters specified in Articles 12.1(a) and 12.1(b) substantially in the form of Exhibit H;

      Letters-in-Lieu of division orders or transfer orders executed by an authorized officer of Buyer substantially in the form of Exhibit G;

      An Opinion of Counsel executed by an attorney for Buyer in a form reasonably satisfactory to Seller;

      Evidence of compliance by Buyer, directly or as owner of the Partnership, with all requirements, if any, of the state of New Mexico for the posting of plugging or other applicable bonds relating to the ownership or operation of the Properties;

      Certificates, dated the Closing Date and signed by the Secretary or an Assistant Secretary or other officer of Buyer, certifying as to (A) resolutions of the board of directors of Buyer, and/or such other authorizations as may be required pursuant to Buyer's organizational documents, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) the incumbency and signatures of the officers of Buyer who executed or who will be executing, as the case may be, this Agreement and any other certificate or document delivered in connection herewith; and

      Such other documents, instruments agreements and certificates as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement on the terms set forth herein.

  MISCELLANEOUS

    Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received or refused by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

    If to Seller: c/o SG Interests I, Ltd., as Operator

    909 Fannin, Suite 2600

    Houston, Texas 77010

    Attn: Russell D. Gordy

    Telephone: 713-951-0100

    Facsimile: 713-951-0191

    If to Buyer: Energen Resources Corporation

    605 Richard Arrington Jr. Blvd. North

    Birmingham, Alabama 35203-2707

    Attn: J. T. McManus II

    Telephone: 205-326-2525

    Facsimile: 205-326-1858

    Conveyance Costs. Buyer shall be solely responsible for filing and recording any documents related to the transfer of the Partnership and the Properties from Seller to Buyer and for all costs and fees associated therewith, including filing any necessary transfer of ownership documents with appropriate federal, state and local authorities as required by applicable Law. Within thirty (30) Days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

    Brokers' Fees. Neither party has retained any brokers, agents or finders and none are Affiliated with either party or authorized to act on behalf of either party in this matter. Each party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders' fees or other remuneration due to any broker, agent or finder claiming by, through or under such party.

    Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to reconvey to or put Seller in possession of any property which was not intended by the parties to be conveyed to the Partnership or to Buyer pursuant to this Agreement. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to (i) more effectively transfer the Properties or the Partnership Interests to Buyer or to otherwise put the Partnership or Buyer in possession of the Properties or (ii) otherwise fulfill the intents and purposes of this Agreement. If any of the Properties intended to be owned by the Partnership are incorrectly described, the description shall be corrected upon proof of the proper description.

    Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

    Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party; provided that (i) each entity comprising Seller shall have the right at any time prior to Closing to assign its undivided interest in the Partnership to an Affiliate of each Seller upon written notice to Buyer and (ii) Buyer shall have the right at any time prior to Closing to assign this Agreement, in whole or in part, to one or more of its Affiliates. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns. Any assignment by a Seller of its interest in the Partnership to an Affiliate shall be made expressly subject to this Agreement. Any assigning Seller shall remain bound by and fully responsible and liable for all duties, obligations, representations, warranties and indemnities under this Agreement without regard to any assignment of the Seller's interest in the Partnership.

    Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

    Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Texas, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

    No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

    Public Announcements. Seller shall not issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the Buyer, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the Buyer. Buyer shall have the right to disclose the transaction as required by Law or listing agreement with a national security exchange; provided that Buyer agrees prior to disclosing the identity of any Seller other than Agent in any such disclosures, Buyer shall notify Agent thereof.

    No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

    Deceptive Trade Practices. As partial consideration for the parties agreeing to enter into this Agreement, the parties each can and do expressly waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 through 17.63, Texas Business and Consumer Code, other than Article 17.555, which is not waived, and all other consumer protection Laws of the State of Texas, or any other state, applicable to this transaction that may be waived by the parties. It is not the intent of the parties to waive and the parties shall not waive any applicable Law or provision thereof which is prohibited by Law from being waived. Each party represents to the other that such party has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and comment, and understand the rights being waived herein.

    Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation all waivers and indemnities in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

    Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Partnership or the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Partnership and the Properties.

    Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in "bold" satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

    Arbitration.

      Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Houston, Texas, by three (3) arbitrators, using the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), but not using the offices or auspices of the AAA; and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and any statute or rules, this Article shall control. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") that the Claimant elects to refer the Arbitrable Dispute to arbitration and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall notify the Claimant within thirty (30) Days after receipt of Claimant's notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the presiding Federal District Judge for the Southern District of Texas, or if such judge refuses to act, then such arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the AAA (such judge or the AAA, as the case may be, the "Designating Entity")). Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator.

      Each arbitrator must be a neutral party who has never been an officer, director or employee of the parties or any of their Affiliates or any entity in which a party owns or controls more than a ten percent (10%) interest, has not provided professional or consulting services for either party within the five (5) years preceding the commencement of the proceedings, has more than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently in accordance with the procedures set forth in Article 15.16(c) in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Texas, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Texas shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

      With respect to any Arbitrable Dispute submitted to a three person arbitration panel pursuant to this Agreement or with respect to any Open Defect submitted to a single arbitrator pursuant to either Article 4.2 or Article 4.5 of this Agreement, the following procedure shall be followed by the arbitrator(s). After submission of evidence or statements of the parties as requested by the arbitrator(s), the arbitrator(s) shall determine initially if the Claim submitted as an Arbitrable Dispute is valid or whether the Open Defect is in fact and in law a Title Defect or an Environmental Condition that warrants a Purchase Price adjustment in accordance with the terms of this Agreement. If the arbitration panel determines that an Arbitrable Dispute does not present a valid Claim, the panel shall deny the Claim and no damages shall be awarded. If the single arbitrator determines that the Open Defect is in fact and in law not a Title Defect or an Environmental Condition as defined in this Agreement, the arbitrator shall issue a written order stating that no defect condition exists. In that event, if the Open Defect was an Alleged Title Defect, the Buyer shall pay to Seller the amount by which the Purchase Price was reduced at Closing on account of such Alleged Title Defect. If the Open Defect was an Alleged Environmental Condition, the Buyer shall pay to Seller the amount by which the Purchase Price was reduced at Closing on account of such Alleged Environmental Condition.

    If, as a result of the initial decision making process, the arbitration panel determines that a valid Claim was presented as an Arbitrable Dispute or that in fact and in law an Open Defect submitted to the single arbitrator does constitute a Title Defect or Environmental Condition, the arbitration hearing shall be scheduled and conducted as promptly as possible in Houston, Texas. The amount of the award relating to the Claim shall be determined by the majority vote of the three (3) arbitrators or by the single arbitrator, if applicable. The arbitration panel and the arbitrator shall have the authority to award attorney's fees and costs of arbitration to the prevailing party if the panel or the arbitrator determines that the non-prevailing party's position was not based on a commercially reasonable interpretation of the applicable standards, law or facts.

    Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement. Facsimile signatures shall be effective and binding on all parties. Counterpart originals of all signatures provided by facsimile shall be provided to all parties within ten (10) Days after execution of this Agreement.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Agreement on the Day and year first set forth above.

SELLER: SG INTERESTS I, LTD., as a Seller and

as Agent and Attorney-in-Fact for each

Seller

By: Gordy Oil Company,

its Managing General Partner

By:

Russell D. Gordy, President

BUYER: ENERGEN RESOURCES CORPORATION

By:

James T. McManus II, President

PARTNERSHIP: SG INTERESTS 30, LTD.

By: SG Interests I, Ltd.,

its General Partner

By: Gordy Oil Company,

its Managing General Partner

By:

Russell D. Gordy, President